Exhibit 10.38

Distribution Agreement for 2010

Seller:	Shanxi Yabao Pharmaceutical Distribution Co., Ltd. (hereafter referred to as “Party A”)
Purchaser:	Changchun Yongxin Dirui Medical Co., Ltd. (hereafter referred to as “Party B”)

This Distribution Agreement (the “Agreement”) is entered into by and between Party A and Party B through negotiation.

Article 1.
Party A shall supply products to Party B according to the Product Catalogue provided by Party B. Party A guarantees that all products are genuine products that satisfy national standards.  Party A will accept exchange or return for any products with quality related problems, unless such problems are the result of improper storage or transportation by Party B.

Article 2.
Party B shall distribute Party A’s products in the designated region at prices that are no less than the purchase price under this Agreement. Party B shall make payments to Party A on time, otherwise, Party A shall have the right to stop supplying products to Party B.

Article 3.	After Party B pays the purchase price for the products, Party A shall pay the applicable rebate to Party B.

Article 4.	Party B shall distribute Party A’s products in Jilin Province. Party B has the obligation to provide Party A with access to Party B’s online order tracking system.

Article 5.	Party B agrees to purchase from Party A products with an aggregate purchase price of RMB 27 million during 2010, including RMB 10 million for Ding Gui Er Qi Tie and RMB 17 million for other products.

Article 6.	Party B agrees to complete payment of the above agreed amount by December 31, 2010.

Article 7.	Party A agrees to pay rebate to Party B if Party B fulfills its obligation under Articles 4, 5 and 6 by February 28, 2011.

Article 8.
Any dispute arising from the performance of this Agreement shall be resolved through negotiation. If no resolution can be reached through negotiation, the dispute shall be submitted to a court of law at Party A’s location.

Article 9.
This Agreement shall be executed into three duplicate originals. Party A holds two duplicate originals; Party B holds one duplicate original. All duplicate originals shall have the same legal effect. This Agreement shall become effective upon execution of both parties.

Party A:	/s/ [signature of authorized representative]
Shanxi Yabao Pharmaceutical Distribution Co., Ltd. (corporate seal)

Party B:	/s/ [signature of authorized representative]
Changchun Yongxin Dirui Medical Co., Ltd. (corporate seal)

Date: January 27, 2010